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                                                                      Exhibit 16

                      [Letterhead of Arthur Andersen LLP]



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read Item 4 included in the attached Form 8-K dated October 4, 1996 of
J. B. Poindexter & Co., Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. It should be noted that our report dated March 29, 1996 did contain an emphasis of matter paragraph regarding losses incurred by one of the Company's subsidiaries and certain matters regarding financial covenants of the Company's revolving credit agreement.



/s/ Arthur Andersen LLP
Arthur Andersen LLP


Houston, Texas
October 9, 1996